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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus of the Seasons Select Variable Annuity, which constitutes part of this Registration Statement on Form S-3, of our report dated March 29, 2004 appearing on page F-2 of AIG SunAmerica Life Assurance Company's (formerly, Anchor National Life Insurance Company) Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated June 24, 2004, relating to the financial statements of Variable Annuity Account Five of AIG SunAmerica Life Assurance Company in such Prospectus. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Prospectus.



PricewaterhouseCoopers
LLP Los Angeles, California
July 20, 2004